SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3) *

                          Poniard Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.02
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    732449301
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

                              (Page 1 of 12 Pages)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 732449301                    13G                    Page 2 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     1,095,208
  OWNED BY        (Includes Warrants to purchase 187,500 shares of Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  1,095,208
                  (Includes Warrants to purchase 187,500 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,095,208
      (Includes Warrants to purchase 187,500 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.14%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     0
  OWNED BY     -----------------------------------------------------------------
    EACH       7. SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         0
    WITH       -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 4 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     1,095,208
  OWNED BY        (Includes Warrants to purchase 187,500 shares of Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  1,095,208
                  (Includes Warrants to purchase 187,500 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,095,208
      (Includes Warrants to purchase 187,500 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.14%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 5 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     2,079,193
  OWNED BY        (Includes Warrants to purchase 348,214 shares of Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  2,079,193
                  (Includes Warrants to purchase 348,214 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,079,193
      (Includes Warrants to purchase 348,214 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 6 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     0
  OWNED BY     -----------------------------------------------------------------
    EACH       7. SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         0
    WITH       -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 7 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     2,079,193
  OWNED BY        (Includes Warrants to Purchase 348,214 shares of Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  2,079,193
                  (Includes Warrants to Purchase 348,214 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,079,193
      (Includes Warrants to Purchase 348,214 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 8 of 12 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Flynn
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5. SOLE VOTING POWER

                  0
               -----------------------------------------------------------------
  NUMBER OF    6. SHARED VOTING POWER
   SHARES
 BENEFICIALLY     3,174,401
  OWNED BY        (Includes Warrants to Purchase 535,714 shares of Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  3,174,401
                  (Includes Warrants to Purchase 535,714 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,174,401
      (Includes Warrants to Purchase 535,714 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.01%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 732449301                    13G                    Page 9 of 12 Pages

Item 1(a).  Name of Issuer:

            Poniard Pharmaceuticals, Inc.
            --------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
            300 Elliott Avenue West
            Suite 500
            Seattle WA  98119-4114
            --------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited
            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017 Deerfield International Limited, Deerfield Special Situations International Limited c/o Bisys Management,
            Bison Court, Columbus Centre, P.O. Box 3460, Road Town,
            Tortola, British Virgin Islands
            --------------------------------------------------------------------
Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen

            Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. - Delaware limited partnerships Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations
            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.02
            --------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            732449301
            --------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                                                             Page 10 of 12 Pages

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 1,095,208 shares (includes warrants to purchase 187,500 shares of common stock)
         Deerfield Partners, L.P. - 0 shares
         Deerfield Special Situations Fund, L.P. - 1,095,208 shares (includes warrants to purchase 187,500
                                                   shares of common stock)
         Deerfield Management Company, L.P. - 2,079,193 shares (includes warrants to purchase 348,214
                                              shares of common stock)
         Deerfield International Limited - 0 shares
         Deerfield Special Situations International Limited - 2,079,193
                                                              (includes
                                                              warrants to
                                                              purchase 348,214
                                                              shares of common
                                                              stock)shares

         James E. Flynn - 3,174,401 shares (includes warrants to purchase
                          535,714 shares of common stock)
         -----------------------------------------------------------------------
     (b) Percent of class:

         Deerfield Capital, L.P. - 3.14%
         Deerfield Partners, L.P. - 0%
         Deerfield Special Situations Fund, L.P. - 3.14%
         Deerfield Management Company, L.P. - 5.93%
         Deerfield International Limited - 0%
         Deerfield Special Situations International Limited - 5.93%
         James E. Flynn - 9.01%
         -----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                  0
                                                             ------------------,
          (ii)  Shared power to vote or to direct the vote

         Deerfield Capital, L.P. - 1,095,208 shares
         Deerfield Partners, L.P. - 0 shares
         Deerfield Special Situations Fund, L.P. - 1,095,208 shares
         Deerfield Management Company, L.P. - 2,079,193 shares
         Deerfield International Limited - 0 shares
         Deerfield Special Situations International Limited - 2,079,193 shares James E. Flynn - 3,174,401 shares. ----------------------------------------------------------------------,
          (iii) Sole power to dispose or to direct the
                disposition of                                            0
         ----------------------------------------------------------------------,
          (iv) Shared power to dispose or to direct the disposition of

         Deerfield Capital, L.P. - 1,095,208 shares
         Deerfield Partners, L.P. - 0 shares
         Deerfield Special Situations Fund, L.P. - 1,095,208 shares
         Deerfield Management Company, L.P. - 2,079,193 shares
         Deerfield International Limited - 0 shares
         Deerfield Special Situations International Limited - 2,079,193 shares James E. Flynn - 3,174,401 shares.
         ----------------------------------------------------------------------.

                                                             Page 11 of 12 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------
Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------
Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 12 of 12 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
-------------------------------
Darren Levine, Attorney-In-Fact

Date:  February 12, 2009

                                  Exhibit List

Exhibit A.     Joint Filing Agreement.

Exhibit B.     Item 8 Statement.

Exhibit C.(1)  Power of Attorney.


(1) Previously field as Exhibit 24 to a Form 4 with regard to PAR Pharmaceutical Companies, Inc. field with the Commission of February 1, 2007 Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; and James E Flynn.

                                    Exhibit A

                                    Agreement

      The undersigned agree that this Schedule 13G and all amendments thereto, relating to the Common Stock of Poniard Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     -------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
-------------------------------
Darren Levine, Attorney-In-Fact

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.